Exhibit 99.1

Intercontinental Exchange Reports Record First Quarter 2016 Adj. Diluted EPS of $3.68, +20% y/y; $1.2B Revenues, less Transaction-based Expenses

ATLANTA & NEW YORK, May 4, 2016 - Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses and provider of global data and listing services, today reported financial results for the first quarter of 2016. For the quarter ended March 31, 2016, consolidated net income attributable to ICE was $369 million on $1.2 billion of consolidated revenues less transaction-based expenses. On a GAAP basis, diluted earnings per share (EPS) in the first quarter were $3.08.

ICE's operating results include amortization of acquisition-related intangibles, NYSE and Interactive Data transaction and integration-related expenses and other adjustments that are not reflective of ICE's cash operations or core business performance. Excluding these items, net of tax, first quarter 2016 adjusted net income was $441 million and adjusted diluted EPS were $3.68, an increase of 20% over the prior first quarter. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income and adjusted diluted EPS.

"This was the best quarter in the company’s history, and was driven by growth across our global markets and data services business," said ICE Chairman and CEO Jeffrey C. Sprecher. "Our solid top-line growth combined with our strong expense management, including the acceleration of synergies, resulted in our seventh consecutive quarter of double-digit earnings growth. This strong performance reflects our team's ability to deliver strong operational results, even as we consider potential strategic opportunities. Our focus on executing on our objectives for our customers and shareholders will continue to drive our growth.”

Scott A. Hill, ICE CFO, said: “We generated nearly $600 million of operating cash in the quarter, which enabled us to invest in growth, reduce our debt by over $500 million and return over $100 million to shareholders through dividends in the first quarter. Our dividends continue to grow as the company grows, with the dividend payout representing a 14% increase compared to the payout in the fourth quarter of last year. And we demonstrated that we have the ability to rapidly reduce our leverage as we integrate our businesses, ultimately providing greater flexibility to increase capital returns to our shareholders sooner."

First Quarter 2016 Results

First quarter 2016 consolidated revenues, less transaction-based expenses, were $1.2 billion, including $260 million in revenues from Interactive Data and Trayport during the quarter.

Transaction and clearing segment revenues were $574 million, with transaction and clearing revenues, less transaction-based expenses, of $529 million in the first quarter 2016, up 4% compared to the prior first quarter. Other revenues were $45 million.

Data and listings segment revenues were $580 million, including record data services revenues of $477 million for the first quarter 2016 and record listings revenues of $103 million, up 3% compared to the prior first quarter.

Consolidated operating expenses were $570 million for the first quarter of 2016, including $17 million in NYSE and Interactive Data transaction and integration expenses. Consolidated operating income for the first quarter was $584 million and operating margin was 51%. The effective tax rate for the first quarter was 30%.

Consolidated cash flows from operations were $597 million for the first three months of 2016, up 28% compared to the prior first quarter. Operational capital expenditures were $25 million and capitalized software development costs totaled $25 million.

Unrestricted cash and short-term investments were $493 million and outstanding debt was $6.8 billion as of March 31, 2016.

Financial Guidance

▪	ICE expects full year 2016 data services revenues to increase in the range of 6% to 7% compared to 2015 pro forma data services revenues.

▪	ICE expects full year 2016 adjusted operating expenses in the range of $1.97 billion to $2.0 billion, including second quarter 2016 adjusted operating expenses in the range of $495 million to $505 million.

▪	ICE expects to realize expense synergies in the range of $85 million to $90 million in 2016.

▪	ICE's diluted share count for the second quarter and full year 2016 is expected to be in the range of 118 million to 121 million weighted average shares outstanding.

Earnings Conference Call Information

ICE will hold a conference call today, May 4, at 8:30 a.m. ET to review its first quarter 2016 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 6427393 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income

(In millions, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Transaction and clearing, net	$929	$836
Data services	477	200
Listings	103	101
Other revenues	45	43
Total revenues	1,554	1,180
Transaction-based expenses:
Section 31 fees	98	92
Cash liquidity payments, routing and clearing	302	238
Total revenues, less transaction-based expenses	1,154	850
Operating expenses:
Compensation and benefits	236	151
Technology and communication	92	51
Professional services	32	33
Rent and occupancy	18	16
Acquisition-related transaction and integration costs	27	19
Selling, general and administrative	22	29
Depreciation and amortization	143	89
Total operating expenses	570	388
Operating income	584	462
Other income (expense):
Interest expense	(46)	(23)
Other income, net	2	2
Other expense, net	(44)	(21)
Income before income tax expense	540	441
Income tax expense	163	118
Net income	$377	$323
Net income attributable to non-controlling interest	(8)	(8)
Net income attributable to Intercontinental Exchange, Inc.	$369	$315

Earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Basic	$3.10	$2.81
Diluted	$3.08	$2.80
Weighted average common shares outstanding:
Basic	119	112
Diluted	120	112
Dividend per share	$0.85	$0.65

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of	As of
	March 31, 2016	December 31, 2015
Assets:
Current assets:
Cash and cash equivalents	$468	$627
Short-term investments	25	29
Short-term restricted cash and investments	657	657
Customer accounts receivable, net	941	700
Margin deposits and guaranty funds	52,329	51,169
Prepaid expenses and other current assets	134	131
Total current assets	54,554	53,313
Property and equipment, net	1,018	1,037
Other non-current assets:
Goodwill	12,104	12,079
Other intangible assets, net	10,630	10,758
Long-term restricted cash and investments	262	263
Long-term investments	352	299
Other non-current assets	240	238
Total other non-current assets	23,588	23,637
Total assets	$79,160	$77,987

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$399	$398
Section 31 fees payable	97	116
Accrued salaries and benefits	107	215
Deferred revenue	429	98
Short-term debt	2,048	2,591
Margin deposits and guaranty funds	52,329	51,169
Other current liabilities	227	156
Total current liabilities	55,636	54,743
Non-current liabilities:
Non-current deferred tax liability, net	2,893	2,837
Long-term debt	4,718	4,717
Accrued employee benefits	470	478
Other non-current liabilities	329	337
Total non-current liabilities	8,410	8,369
Total liabilities	64,046	63,112
Redeemable non-controlling interest	34	35
Equity:
Intercontinental Exchange, Inc. shareholders’ equity:
Preferred stock	—	—
Common stock	1	1
Treasury stock, at cost	(1,494)	(1,448)
Additional paid-in capital	12,334	12,295
Retained earnings	4,415	4,148
Accumulated other comprehensive loss	(208)	(188)
Total Intercontinental Exchange, Inc. shareholders’ equity	15,048	14,808
Non-controlling interest in consolidated subsidiaries	32	32
Total equity	15,080	14,840
Total liabilities and equity	$79,160	$77,987

Non-GAAP Financial Measures and Reconciliation

We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with U.S. generally accepted accounting principles, or GAAP, results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. We strongly recommend that investors review the U.S. GAAP financial measures included in this press release and in our Quarterly Report on Form 10-Q, including our consolidated financial statements and related notes.

Adjusted net income attributable to ICE presented below is calculated by adding net income attributable to ICE, the adjustments described below, which are not reflective of our cash operations and core business performance, and the related income tax effect. The following table reconciles net income attributable to ICE to adjusted net income attributable to ICE and calculates adjusted earnings per share for the periods presented below (in millions except per share amounts):

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
Net income attributable to ICE	$369	$315
Add: NYSE and Interactive Data transaction and integration costs	17	19
Add: Amortization of acquisition-related intangibles	77	33
Less: Income tax effect for the items above	(35)	(19)
Add/(Less): Deferred tax adjustments on acquisitions-related intangibles	13	(4)
Adjusted net income attributable to ICE	$441	$344

Basic earnings per share attributable to ICE	$3.10	$2.81
Diluted earnings per share attributable to ICE	$3.08	$2.80

Adjusted basic earnings per share attributable to ICE	$3.71	$3.07
Adjusted diluted earnings per share attributable to ICE	$3.68	$3.06

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) operates the leading network of regulated exchanges and clearing houses. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 4, 2016. We caution you not to place undo reliance on these forward looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Media Contact:

Carol Schumacher, VP Corporate Affairs

+1 678 589 1834

carol.schumacher@theice.com

Investor Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications

+1 770 857 4726

kelly.loeffler@theice.com

Isabel Janci, Senior Director, Investor Relations

+1 770 857 0363

isabel.janci@theice.com